EXHIBIT 23.4
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 4 to the Registration Statement on Form S-11, and the related Prospectus of United Development Funding III, L.P. for the registration of 17,500,000 limited partnership units and to inclusion therein of our report dated April 30, 2009, with respect to the consolidated balance sheets of United Development Funding, L.P. as of December 31, 2008 and 2007, filed with the Securities and Exchange Commission.
/s/ Whitley Penn LLP
Dallas, Texas
May 12, 2009